UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On March 29, 2013, M/I Financial Corp. (“M/I Financial”), a wholly-owned subsidiary of M/I Homes, Inc., entered into an Amended and Restated Mortgage Warehousing Agreement (the “Amended and Restated Agreement”) among M/I Financial, as borrower, and the lenders party thereto. The Amended and Restated Agreement, which will be used to finance eligible residential, first mortgage loans originated by M/I Financial, replaced the Mortgage Warehousing Agreement dated as of April 18, 2011 (as subsequently amended or otherwise modified from time to time, the “Prior Agreement”) among M/I Financial and the same lenders. Among other things, the Amended and Restated Agreement amends the Prior Agreement in the following respects:

1.	The maturity date was extended from March 31, 2013 to March 28, 2014.

2.	The maximum amount of borrowing availability was increased from $70 million to $80 million.

3.	M/I Financial may increase the maximum amount of borrowing availability up to $20 million in the aggregate, provided that one or more lenders agrees to loan the additional amount.

4.	The interest rate was changed to the greater of (i) 3.50% and (ii) the floating LIBOR plus 275 basis points.

5.	The maximum total amount of debt allowed under warehouse credit lines (including the Amended and Restated Agreement) was increased from $100 million to $125 million.
The other material terms of the Prior Agreement remain unchanged.
The foregoing summary is qualified in its entirety by reference to the Amended and Restated Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All capitalized terms not otherwise defined herein are as defined in the Amended and Restated Agreement.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(d)    Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Mortgage Warehousing Agreement dated as of March 29, 2013 by and among M/I Financial Corp., as borrower, the lenders party thereto and Comerica Bank, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 3, 2013

M/I Homes, Inc.

By:	/s/ Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Mortgage Warehousing Agreement dated as of March 29, 2013 by and among M/I Financial Corp., as borrower, the lenders party thereto and Comerica Bank, as administrative agent.